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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20449

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-29667

                               T-MOBILE USA, INC.
             (Exact name of registrant as specified in its charter)

                              12920 SE 38th Street
                           Bellevue, Washington 98006
                                 (425) 378-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          11 1/2% Senior Notes due 2009
                         10 3/8% Senior Notes due 2009
                     11 7/8% Senior Discount Notes due 2009
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)   [ ] Rule 12h-3(b)(1)(i)  [x] Rule 12g-4(a)(1)(ii)      [ ]
Rule 12h-3(b)(1)(ii)  [ ] Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)  [ ] Rule 12h-3(b)(2)(ii) [ ] Rule 15d-6                [x]

Approximate number of holders of record as of the certification or notice date:
Less than 300 persons for each class of securities covered by this Form

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, T-Mobile USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                  T-MOBILE USA, INC.

Date: July 1, 2003                      By:  /s/ Brian Kirkpatrick
                                           -------------------------------------
                                        Name:    Brian Kirkpatrick
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer